Exhibit 4.1

DISCOVERY COMMUNICATIONS, LLC,

Issuer

DISCOVERY COMMUNICATIONS, INC.,

Guarantor

and

U.S. BANK NATIONAL ASSOCIATION,

Trustee

NINTH SUPPLEMENTAL INDENTURE

DATED AS OF MARCH 11, 2016

TO

INDENTURE

DATED AS OF AUGUST 19, 2009

Relating To

$500,000,000 4.900% Senior Notes due 2026

NINTH SUPPLEMENTAL INDENTURE

NINTH SUPPLEMENTAL INDENTURE, dated as of March 11, 2016 (the “Supplemental Indenture”), to the Base Indenture (defined below) among Discovery Communications, LLC, a Delaware limited liability company (the “Company”), Discovery Communications, Inc., a Delaware corporation (the “Guarantor”), and U.S. Bank National Association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has executed and delivered to the Trustee the Indenture, dated as of August 19, 2009 (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of its Securities;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 4.900% Senior Notes due 2026 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

Section 1.02 References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.

Section 1.03 For purposes of this Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually.

“Base Indenture” has the meaning provided in the recitals.

“Company” has the meaning provided in the preamble.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Guarantor” has the meaning provided in the preamble.

“Indenture” has the meaning provided in the recitals.

“Interest Payment Date” has the meaning provided in Section 2.04.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease substantially having the same economic effect as any of the foregoing).

“Notes” has the meaning provided in the recitals.

“Paying Agent” has the meaning provided in Section 2.03(d).

“Permitted Sale and Leaseback Transaction” has the meaning provided in Section 3.02(b).

“Sale and Leaseback Transaction” means any arrangement with any Person pursuant to which the Company or any Subsidiary leases any property that has been or is to be sold or transferred by the Company or the Subsidiary to such person.

“Supplemental Indenture” has the meaning provided in the preamble.

“Total Consolidated Assets” means, as of any date, the total consolidated assets of the Guarantor and its Subsidiaries computed in accordance with GAAP as of the last day of the fiscal quarter most recently ended prior to such date, subject to the second sentence of the definition of “Debt” in the Base Indenture.

“Trustee” has the meaning provided in the preamble.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Designation and Principal Amount. The Notes are hereby authorized and are designated the “4.900% Notes due 2026,” unlimited in aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of this Indenture shall be in an aggregate principal amount of $500,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes pursuant to Section 2.05 of the Base Indenture. In addition, the Company may, from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes issued on the date hereof in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional Notes or except for the first payment of interest following the issue date of such additional Notes), so that such additional Notes shall be consolidated and form a single series with such series of Notes issued on the date hereof and shall have the same terms as to status, redemption or otherwise as such series of Notes issued on the date hereof, provided that if any such additional Notes are not fungible with the Notes initially issued hereunder for U.S. federal income tax purposes, such additional Notes shall have a separate CUSIP number.

Section 2.02. Maturity. The principal amount of the Notes shall be payable on March 11, 2026.

Section 2.03. Form and Payment. (a) The Notes shall be issued as global notes, only in fully registered book-entry form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) Principal, premium, if any, and/or interest, if any, on the global notes representing the Notes shall be made to the Paying Agent (defined below) which in turn shall make payment to The Depository Trust Company as the Depositary with respect to the Notes of such series or its nominee.

(c) The global notes representing the Notes shall be deposited with, or on behalf of, the Depositary and shall be registered, at the request of the Depositary, in the name of Cede & Co.

(d) U.S. Bank National Association shall act as paying agent for the Notes (the “Paying Agent”). The Company may appoint and change the Paying Agent without prior notice to the Holders.

Section 2.04. Interest. Interest on the Notes shall accrue at the rate of 4.900% per annum. Interest on the Notes shall be payable semiannually in arrears on March 11 and September 11, commencing on September 11, 2016 (each an “Interest Payment Date”), to the Holders in whose names the Notes are registered at the close of business on the February 25 and August 25 immediately preceding such Interest Payment Date. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date is not a Business Day, then the related payment of interest for such Interest Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no further interest shall accrue as a result of such delay.

Section 2.05. Other Terms. The Notes shall be unsecured senior indebtedness of the Company and shall rank equally and ratably in right of payment with all of the Company’s other unsecured and unsubordinated indebtedness outstanding from time to time. The Notes shall not be convertible into, or exchangeable for, any other securities of the Company, except that the Notes shall be exchangeable for other Notes to the extent provided for in the Base Indenture.

ARTICLE 3

ADDITIONAL COVENANTS

Section 3.01. Limitation on Liens. (a) The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset, to secure any Debt of the Company, any of its Subsidiaries or any other Person, or permit any of its Subsidiaries to do so, without securing the Notes equally and ratably with such Debt for so long as such Debt will be so secured, subject to the exceptions set forth in Section 3.01(b).

(b) The foregoing restriction does not apply, with respect to any Person, to any of the following:

(i) Liens existing on the date hereof;

(ii) Liens on assets or property of a Person at the time it becomes a Subsidiary securing only indebtedness of such Person or Liens existing on assets or property at the time of the acquisition of such assets, provided such indebtedness was not incurred or such Liens were not created in connection with such Person becoming a Subsidiary or such assets being acquired;

(iii) Liens on assets created at the time of or within 12 months after the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets;

(iv) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by Liens referred to in the foregoing clauses (i) through (iii) or Liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such Lien does not extend to any other property and the amount of Debt secured is not increased (other than by the amount equal to any costs and expenses incurred in connection with any extension, renewal, refinancing or refunding);

(v) Liens on property incurred in a Permitted Sale and Leaseback Transaction;

(vi) Liens in favor of only the Guarantor, the Company or one or more Subsidiaries granted by the Company or a Subsidiary to secure any obligations owed to the Guarantor, the Company or a Subsidiary of the Guarantor;

(vii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, laborers’, landlords’ and similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

(viii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended;

(ix) deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(x) Liens arising out of a judgment, decree or order of court being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Guarantor, the Company or the books of their Subsidiaries, as the case may be, in conformity with GAAP;

(xi) Liens for taxes not yet due and payable, or being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Guarantor, the Company or the books of their Subsidiaries, as the case may be, in conformity with GAAP;

(xii) easements, rights of way, restrictions and similar Liens affecting real property incurred in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of business of the Guarantor, the Company or of such Subsidiary;

(xiii) Liens securing reimbursement obligations with respect to letters of credit related to trade payables and issued in the ordinary course of business, which Liens encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(xiv) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing indebtedness under any interest swap obligations and currency agreements and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect the Guarantor or any of its Subsidiaries from fluctuations in interest rates or currencies;

(xv) Liens in the nature of voting, equity transfer, redemptive rights or similar terms under any such agreement or other term customarily found in such agreements, in each case, encumbering the Company’s or such Subsidiary’s equity interests or other investments in such Subsidiary or other Person;

(xvi) Liens created in favor of a producer or supplier of television programming or films over distribution revenues and/or distribution rights which are allocable to such producer or supplier under related distribution arrangements; or

(xvii) Liens otherwise prohibited by this Section 3.01, securing indebtedness which, together with the amount of Attributable Debt incurred in Sale and Leaseback Transactions, do not at any time exceed 10% of Total Consolidated Assets.

Section 3.02. Limitation on Sale and Leasebacks. (a) The Company shall not, and shall not permit any Subsidiary to, enter into any Sale and Leaseback Transaction (other than a Permitted Sale and Leaseback Transaction), unless the Company or such Subsidiary would be entitled to secure the property to be leased (without equally and ratably securing the outstanding Notes) in a principal amount equal to the amount of Attributable Debt incurred in such Sale and Leaseback Transaction.

(b) For purposes of Section 3.01 and this Section 3.02, “Permitted Sale and Leaseback Transaction” means any of the following: (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (ii) leases between only the Company and a Subsidiary or only between Subsidiaries of the Company, (iii) leases of property executed by the time of, or within 12 months after the latest of (A) the acquisition, (B) the completion of construction or improvement or (C) the commencement of commercial operation of the property and (iv) any Sale and Leaseback Transaction regarding the real property in Silver Spring, Maryland and the Company’s headquarters building located on such property.

Section 3.03. Consolidation, Sale, Merger or Conveyance. (a) In addition to complying with the provisions of Section 9.01 of the Base Indenture, the Company agrees that if, as a result of any consolidation, merger, conveyance, transfer or lease to which such Section 9.01 applies, properties or assets of the Company or any Subsidiary would become subject to any lien that would not be permitted by Section 3.01 hereof without equally and ratably securing the Notes, (i) the Company or the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety, as the case may be, shall take the steps as are necessary to effectively secure the Notes equally and ratably with, or prior to, all indebtedness secured by those liens as provided for in Section 3.01 and (ii) the Officer’s Certificate and an Opinion of Counsel required by Section 9.01(c) of the Base Indenture shall also state that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Section 3.03(a).

(b) In addition to complying with the provisions of Section 9.03 of the Base Indenture, the Guarantor agrees that if, as a result of any consolidation, merger, conveyance, transfer or lease to which such Section 9.03 applies, properties or assets of the Company or any Subsidiary would become subject to any lien that would not be permitted by Section 3.01 hereof without equally and ratably securing the Notes, (i) the Guarantor or the Person formed by such consolidation or into which the Guarantor is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Guarantor substantially as an entirety, as the case may be, shall take the steps as are necessary to effectively secure the Notes equally and ratably with, or prior to, all indebtedness secured by those liens as provided for in Section 3.01 and (ii) the

Officer’s Certificate and an Opinion of Counsel required by Section 9.03(c) of the Base Indenture shall also state that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Section 3.03(b).

(c) Nothing contained in the last paragraph of each of Sections 9.01 and 9.03 of the Base Indenture shall limit the application of Section 3.01 hereof to any consolidation or merger of any Person into the Company or the Guarantor where the Company or the Guarantor is the survivor of such transaction, or the acquisition by the Company or the Guarantor, by purchase or otherwise, of all or any part of the property of any other Person (whether or not affiliated with the Company or the Guarantor).

ARTICLE 4

REDEMPTION OF THE NOTES

Section 4.01. Optional Redemption.

(a) Prior to the Par Call Date (as defined below), the Notes shall be redeemable, in whole or in part, at the option of the Company at any time and from time to time, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed, and

(ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) assuming that such senior notes matured on the Par Call Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 50 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

On and after the Par Call Date, the Notes shall be redeemable, in whole or in part, at the option of the Company at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

(b) For purposes of this Section 4.01, the following definitions are applicable:

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the

Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming that such Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Par Call Date” means December 11, 2025.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (i) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC and their respective successors; provided, however, that if any of foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Section 4.02. Purchase of Notes Upon a Change of Control Triggering Event. (a) If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes in full, pursuant to Section 4.01, Holders of Notes shall have the right to require the Company to repurchase all or a portion of such Holders’ Notes pursuant to the offer described in 4.02(b) below (such offer, the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b) Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send, by first class mail, a notice to Holders of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, may state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes repurchased pursuant to a Change of Control Offer shall be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(c) The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the provisions in the Indenture governing the Change of Control Offer by virtue of any such conflict.

(e) For purposes of this Section 4.02, the following definitions are applicable:

“Below Investment Grade Rating Event” with respect to the Notes means that such Notes become rated below Investment Grade by each Rating Agency on any date from the date of the public notice by the Guarantor or the Company of an arrangement that results in a Change of Control until the end of the 60-day period following public notice by the Guarantor or the Company of the occurrence of a Change of Control (which period will be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of “Change of Control Triggering Event”), if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any one of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its Subsidiaries, or the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Guarantor or one of its Subsidiaries;

(ii) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any Significant Shareholder (as defined below) or any combination of Significant Shareholders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Guarantor or the Company, measured by voting power rather than number of shares;

(iii) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to each class of the Guarantor’s common stock, following which any Significant Shareholder or any combination of Significant Shareholders “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of the outstanding Voting Stock of the Guarantor or the Company, measured by voting power rather than number of shares;

(iv) the first day on which the majority of the members of the Board of Directors of the Guarantor cease to be Continuing Directors; or

(v) the adoption of a plan relating to the liquidation, dissolution or winding up of the Guarantor.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have, occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors (or equivalent body) of the Guarantor who:

(i) was a member of such board of directors on the date of the issuance of the Notes; or

(ii) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Guarantor’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings Ltd., and its successors.

“Investment Grade” means a rating of “BBB–” or better by S&P (or its equivalent under any successor rating category of S&P), a rating of “Baa3” or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of “BBB–” or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means (i) each of S&P, Moody’s and Fitch; and (ii) if any of S&P, Moody’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors of the Guarantor and reasonably acceptable to the Trustee) as a replacement agency for S&P, Moody’s or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Significant Shareholder” means each of (i) Advance/Newhouse Programming Partnership, (ii) the Guarantor or any of its Subsidiaries and (iii) any other “person” (as that term is used in Section 13(d)(3) of the Exchange Act) if 50% or more of the Voting Stock of such person is “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, by Advance/Newhouse Programming Partnership or the Guarantor or one of its Subsidiaries or any combination thereof.

“Voting Stock” of any specified Person as of any date means any and all shares or equity interests (however designated) of such Person that are at the time entitled to vote generally in the election of the board of directors, managers or trustees of such Person, as applicable.

ARTICLE 5

EVENTS OF DEFAULT

Section 5.01. Events of Default. (a) Solely with respect to the Notes, the first paragraph of Section 5.01 of the Base Indenture shall be amended as follows:

(i) Clause (a) shall be amended by replacing the phrase “60 days (or such other period as may be established for the Securities of such series as contemplated by Section 2.04)” with “30 days” therein;

(ii) Clause (b) shall be amended by deleting the phrase “, and the continuance of such default for five days (or such other period as may be established for the Securities of such series as contemplated by Section 2.04)” therein;

(iii) The following clause shall be added immediately following clause (e): “(f) the Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or the Guarantor denies or disaffirms its obligations under the Indenture or the Guarantee; or”; and

(iv) Clause (f) shall be amended and restated in its entirety to read as follows:

“(g) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Guarantor, the Company or any of their Subsidiaries (or the payment of which is guaranteed by the Guarantor, the Company or any of their Subsidiaries), whether such indebtedness or guarantee now exists, or is created after the date hereof, if that default (i) is caused by a failure to pay principal on such indebtedness at its stated final maturity (after giving effect to any applicable grace periods provided in such indebtedness) (a “Payment Default”) or (ii) results in the acceleration of such indebtedness prior to its express maturity (an

“Acceleration Event”) and (A) in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or an Acceleration Event, aggregates $100 million or more and (B) in the case of a Payment Default, such indebtedness is not discharged and, in the case of an Acceleration Event, such acceleration is not rescinded or annulled, within ten days after there has been given, by registered or certified mail, to the Company and the Guarantor by the Trustee or to the Company, the Guarantor and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder.”

(b) Solely with respect to the Notes, the first sentence of the second paragraph of Section 5.01 of the Base Indenture shall be amended by replacing the phrase “in clauses (a), (b), (c) or (f)” with “in clauses (a), (b), (c), (f) or (g)” therein.

Section 5.02. Collection of Debt by Trustee; Trustee May Prove Debt. Solely with respect to the Notes, the first sentence of the first paragraph of Section 5.02 of the Base Indenture shall be amended as follows:

(a) Clause (a) shall be amended by replacing the phrase “60 days” with “30 days” therein; and

(b) Clause (b) shall be amended by deleting the phrase “, and such default shall have continued for a period of five days” therein.

ARTICLE 6

SUPPLEMENTAL INDENTURES

Section 6.01. Supplemental Indentures with Consent of Securityholders. Solely with respect to the Notes, the first paragraph of Section 8.02 of the Base Indenture shall be amended as follows:

(a) the following clauses shall be added immediately following clause (a) in the proviso of that paragraph (but before the word “or” immediately preceding clause (b)): “(b) reduce the amount payable upon repurchase of any Note, or change the time at which any Note may be so repurchased; (c) make any change to the Guarantee in any manner adverse to the Holders of the Notes;” and

(b) clause (b) in the proviso of that paragraph shall become clause (d).

ARTICLE 7

MISCELLANEOUS

Section 7.01. Covenant Defeasance. Article 10 of the Base Indenture shall be applicable to the Notes. If the Company effects “covenant defeasance” (as defined in Section 10.05 of the Base Indenture) pursuant to Article 10 of the Base Indenture, then the Company shall be released from its obligations under Article Three and Section 4.02 of this Supplemental Indenture with respect to the Notes as provided for in Article 10 of the Base Indenture.

Section 7.02. Form of Notes. (a) The Notes and the Trustee’s certificates of authentication to be endorsed thereon are to be substantially in the form of Exhibit A attached hereto, which forms are hereby incorporated in and made a part of this Supplemental Indenture.

(b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 7.03. Ratification of Base Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 7.04. Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act of 1939, the imposed duties shall control.

Section 7.05. Conflict with Indenture. To the extent not expressly amended or modified by this Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Supplemental Indenture shall control.

Section 7.06. Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE, EXCEPT AS MAY OTHERWISE BE REQUIRED BY MANDATORY PROVISIONS OF LAW.

Section 7.07. Successors. All agreements of the Company and the Guarantor in the Base Indenture, this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in the Base Indenture and this Supplemental Indenture shall bind its successors.

Section 7.08. Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7.09. Trustee Disclaimer. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company and the Guarantor and not the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused the Supplemental Indenture to be duly executed as of the day and year first above written.

DISCOVERY COMMUNICATIONS, LLC

By:	/s/ Andrew Warren
	Name:	Andrew Warren
	Title:	Senior Executive Vice President and Chief Financial Officer

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ Andrew Warren
	Name:	Andrew Warren
	Title:	Senior Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, Trustee

By:	/s/ Andrew Sinasky
	Name:	Andrew Sinasky
	Title:	Vice President

[Signature Page to Ninth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

DISCOVERY COMMUNICATIONS, LLC

4.900% Senior Note Due 2026

CUSIP No.: 25470D AL3
No.	ISIN No.: US25470DAL38
$

DISCOVERY COMMUNICATIONS, LLC, a Delaware limited liability company (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $         (the “Principal”) on March 11, 2026.

Interest Payment Dates: March 11 and September 11 (each, an “Interest Payment Date”), commencing on September 11, 2016.

Interest Record Dates: February 25 and August 25 (each, an “Interest Record Date”).

Reference is made to the further provisions of this Security contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized officer under its seal.

DISCOVERY COMMUNICATIONS, LLC

By:
	Name:	Andrew Warren
	Title:	Senior Executive Vice President and Chief Financial Officer

NOTATION OF GUARANTEE

Discovery Communications, Inc., a Delaware corporation (the “Guarantor”, which term includes any successor thereto under the Indenture (the “Indenture”) referred to in the Security on which this notation is endorsed) has unconditionally guaranteed, pursuant to the terms of the Guarantee contained in Article 13 of the Indenture, the due and punctual payment of the principal of and any premium and interest on this Security, when and as the same shall become due and payable in accordance with the terms of this Security and the Indenture.

The obligations of the Guarantor to the Holders of the Securities and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 13 of the Indenture, and reference is hereby made to such Article and Indenture for the precise terms of the Guarantee.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Security upon which this notation of the Guarantee is endorsed shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized signatories.

DISCOVERY COMMUNICATIONS, INC.

By:
	Name:	Andrew Warren
	Title:	Senior Executive Vice President and Chief Financial Officer

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Dated: March 11, 2016

U.S. BANK NATIONAL ASSOCIATION, Trustee

By:
Authorized Officer

(REVERSE OF SECURITY)

DISCOVERY COMMUNICATIONS, LLC

4.900% Senior Note Due 2026

1.	Interest.

DISCOVERY COMMUNICATIONS, LLC, a Delaware limited liability company (the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above. Cash interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 11, 2016. The Company will pay interest semi-annually in arrears on each Interest Payment Date, commencing September 11, 2016. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date is not a Business Day, then the related payment of interest for such Interest Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no further interest shall accrue as a result of such delay.

The Company shall pay interest on overdue principal from time to time on demand at the rate borne by the Securities and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

2.	Method of Payment.

The Company shall pay interest on the Securities (except defaulted interest) to the persons who are the registered Holders at the close of business on the Interest Record Date immediately preceding the Interest Payment Date notwithstanding any transfer or exchange of such Security subsequent to such Interest Record Date and prior to such Interest Payment Date. Holders must surrender Securities to the Trustee to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Payment of principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office of the Trustee in Boston, Massachusetts or at any other office or agency designated by the Company for such purpose; provided that at the option of the Company payment of interest may be made by check mailed to the address of the Holder entitled thereto as such address appears in the Security register. However, the payments of interest, and any portion of the principal (other than interest payable at maturity or on any redemption or repayment date or the final payment of principal) shall be made by the Paying Agent, upon receipt from the Company of immediately available funds by 12:30 p.m., New York City time (or such other time as may be agreed to between the Company and the Paying Agent or the Company), directly to a Holder (by Federal funds wire transfer or otherwise) if the Holder has delivered written instructions to the Trustee 15 days prior to such payment date requesting that such payment will be so made and designating the bank account to which such payments shall be so made and in the case of payments of principal surrenders the same to the Trustee in exchange for a Security or Securities aggregating the same principal amount as the unredeemed principal amount of the Securities surrendered.

3.	Paying Agent.

Initially, U.S. Bank National Association (the “Trustee”) will act as Paying Agent. The Company may change any Paying Agent without notice to the Holders.

4.	Indenture.

The Company issued the Securities under an Indenture, dated as of August 19, 2009 (the “Indenture”), among the Company, the Guarantor and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture. Notwithstanding anything to the contrary herein, the Securities are subject to all such terms, and holders of Securities are referred to the Indenture and the TIA for a statement of them. To the extent the terms of the Indenture and this Security are inconsistent, the terms of the Indenture shall govern.

The Company, the Guarantor and the Trustee entered into a Ninth Supplemental Indenture, dated as of March 11, 2016 setting forth certain terms of the Securities pursuant to Section 2.04 of the Indenture (the “Supplemental Indenture”). The Supplemental Indenture imposes certain limitations on the incurrence of liens and certain sale and leaseback transactions and limits the Company’s ability to consolidate, merge, convey, transfer or lease its properties and assets substantially as an entirety. To the extent the terms of the Supplemental Indenture are inconsistent with the Indenture or this Security, the terms of the Supplemental Indenture shall govern.

5.	Guarantee.

The payment by the Company of the principal of, and premium and interest on, the Securities is irrevocably and unconditionally guaranteed on a senior basis by the Guarantor.

6. Optional Redemption.

Prior to December 11, 2025 (the “Par Call Date”), the Securities are redeemable, in whole or in part, at the option of the Company, at any time and from time to time, at the redemption price described in the Supplemental Indenture.

On and after the Par Call Date, the Securities shall be redeemable, in whole or in part, at the option of the Company at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

7.	Change of Control Offer to Repurchase.

If a Change of Control Triggering Event (as defined in the Supplemental Indenture) occurs, unless the Company has exercised its right to redeem the Securities, Holders of the Securities will have the right to require the Company to repurchase all or a portion of their Securities pursuant to the offer described in the Supplemental Indenture at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, subject to the rights of Holders of Securities on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date.

8.	Denominations; Transfer; Exchange.

The Securities are in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder shall register the transfer of or exchange Securities in accordance with the Indenture. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Company need not issue, authenticate, register the transfer of or exchange any Securities or portions thereof for a period of 15 days before such series is selected for redemption, nor need the Company register the transfer or exchange of any Security selected for redemption in whole or in part.

9.	Persons Deemed Owners.

The registered Holder of a Security shall be treated as the owner of it for all purposes.

10.	Unclaimed Funds.

If funds for the payment of principal or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Company or the Guarantor at its written request. After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

11.	Legal Defeasance and Covenant Defeasance.

The Company may be discharged from its obligations under the Securities and under the Indenture with respect to the Securities except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Securities and in the Indenture with respect to the Securities, in each case upon satisfaction of certain conditions specified in the Indenture.

12.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Securities and the provisions of the Indenture relating to the Securities may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities of all series then outstanding affected by such amendment or supplement (voting as one class), and any existing Default or Event of Default or compliance with certain provisions may be waived with the consent of the Holders of a majority in aggregate principal amount of all the Securities of such series, each series voting as a separate class, (or of all the Securities, as the case may be, voting as a single class) then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Securities to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Securities in addition to or in place of certificated Securities, or make any other change that does not adversely affect the rights of any Holder of a Security.

13.	Defaults and Remedies.

If an Event of Default (other than certain bankruptcy Events of Default with respect to the Company or the Guarantor) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Securities of this series then outstanding (voting as a separate class) may declare all of the Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. If a bankruptcy Event of Default with respect to the Company or the Guarantor occurs and is continuing, the entire principal amount of the Securities then outstanding and interest accrued thereon, if any, shall immediately become due and payable. Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Securities unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Securities then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Securities notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.

14.	Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Company as if it were not the Trustee.

15.	No Recourse Against Others.

No stockholder, director, officer, employee, member or incorporator, as such, of the Company, of the Guarantor or any successor Person thereof shall have any liability for any obligation under the Securities or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Security by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Securities.

16.	Authentication.

This Security shall not be valid until the Trustee manually signs the certificate of authentication on this Security.

17.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such numbers as printed on the Securities and reliance may be placed only on the other identification numbers printed hereon.

19.	Governing Law.

The laws of the State of New York shall govern the Indenture and this Security thereof.

ASSIGNMENT FORM

I or we assign and transfer this Security to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Dated:

Signed:

(Signed exactly as name appears on the other side of this Security)

Signature
Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 4.02 of the Supplemental Indenture, check the box ☐.

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.02 of the Supplemental Indenture, state the amount you elect to have purchased (must be integral multiples of $1,000):

$

Dated:

Signed:

(Signed exactly as name appears on the other side of this Security)

Signature
Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)